Exhibit 7.20

EXECUTION VERSION

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (the "Agreement") is entered into this 18th day of February 2025 (the “Signing Date”) by and between Maxeon Solar Pte. Ltd., a company duly organised and existing under the laws of the Republic of Singapore and having its principal place of business at 51 Bras Basah Road, #07-01, Lazada One Building, Singapore 189554 (the "Assignor") and TCL Sunpower International Pte. Ltd., a company duly organised and existing under the laws of the Republic of Singapore and having it principal place of business at 6 Raffles Quay, #14-02, Singapore 04858 (the "Assignee").

A. WHEREAS, the Assignor owns the entire right, title and interest in and to certain non-U.S./foreign trademarks registered, and applications for trademark registrations filed, with non-U.S./foreign trademark offices, as listed in the attached Exhibit A (collectively the "Marks").

B. WHEREAS, the Assignor is wholly-owned by Maxeon Solar Technologies, Ltd., a company duly organised and existing under the laws of the Republic of Singapore ("Maxeon"), and the Assignee is directly or indirectly owned by TZE Zhonghuan Renewable Energy Technology Co Ltd., a company duly organised and existing under the laws of the People's Republic of China and controlling shareholder of Maxeon ("TZE").

C. WHEREAS, Maxeon, the Assignee and Lumetech B.V. (an affiliate of TZE and the Assignee) have, as of the Signing Date, entered into that certain sale and purchase agreement ("SPA") and other transaction documents contemplating the acquisition, by the Assignee, of the equity interest in certain direct and indirect non-U.S. subsidiaries of Maxeon, as well as of certain transferrable assets owned by Maxeon and/or its subsidiaries, including the Assignor, pertaining to Maxeon's non-U.S. distributed generation business existing outside of the United States of America, including the rights, title and interest of the Assignor in certain trademarks existing outside of the United States of America.

D. WHEREAS, the Assignee desires to acquire all of the Assignor's right, title and interest, in and to the Marks together, and the Assignor desires to assign all such right, title and interest in and to the Marks to the Assignee, upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Assignor, the parties agree as follows:

1. In consideration of the sum of US$6,741,000 (the "Consideration") to be paid by the Assignee to the Assignor on the Completion Date (as such term is defined in the SPA), the Assignor hereby agrees to assign to the Assignee on the Completion Date, and the latter hereby accepts, subject to the terms and conditions of this Agreement, all rights, title and interests derived from and in connection with the Marks. For the avoidance of doubt, the Assignor's right, title and interest, in and to the Marks shall only be assigned to the Assignee upon payment of the Consideration from the Assignee to the Assignor.

2. The Assignor represents and warrants the following as at the Signing Date (except for the warranty at Clause 2(v) below) and the Completion Date (except for the warranty at Clause 2(iv) below):

(i) The Assignor owns the entire right, title and interest in and to the Marks, provided the Marks in Yemen are pending recordation in the name of the Assignor.

(ii) All registrations for the Marks are currently valid and subsisting and in full force and effect, subject to the status identified in Exhibit A.

(iii) The Assignor has not licensed the Marks to any other person or entity or granted, either expressly or impliedly, any trademark or service mark rights with respect to the Marks to any other person or entity, except in the course of licensing the use of one or more of the Marks for the purposes of and/or in connection with incorporating or using the Marks in connection with Maxeon's authorised products.

(iv) As at the Signing Date, there are no liens or security interests against the Marks except those pursuant to: (1) the indenture dated 20 June 2024, relating to the 9.00% Convertible First Lien Senior Secured Notes due 2029, by and among, Maxeon, Deutsche Bank Trust Company Americas, as trustee, DB Trustees (Hong Kong) Limited, as the collateral trustee, as amended and supplemented; (2) the indenture dated 17 August 2022, relating to the Variable-Rate Convertible First Lien Senior Secured Notes due 2029, by and among, Maxeon, Deutsche Bank Trust Company Americas, as trustee, DB Trustees (Hong Kong) Limited, as the collateral trustee, as amended and supplemented; and (3) the indenture dated 20 June 2024, relating to the Adjustable-Rate Convertible Second Lien Senior Secured Notes due 2028, by and among, Maxeon, Deutsche Bank Trust Company Americas, as trustee, DB Trustees (Hong Kong) Limited, as the collateral trustee, as amended and supplemented, which liens or security interests shall be removed, released or discharged through completion of all necessary filings, applications, registrations or other actions contemplated by or for furthering the Specific Release Documents (as defined in the SPA) within three months following the execution thereof.

(v) As at the Completion Date, there are no liens or security interests against the Marks.

(vi) The Assignor has all authority necessary to enter into this Agreement and the execution and delivery of this Agreement has been duly and validly authorised.

(vii) Execution of this Assignment and performance of the Assignor's obligations hereunder shall not violate or conflict with any other agreement to which the Assignor is a party or provision of the Assignor's Certificate of Incorporation or Constitution.

(viii) The Marks are assigned in their present legal status, which are known to the Assignor as identified in Exhibit A. To the Assignor's knowledge, Exhibit B lists the outstanding active disputes related to the Marks. Save as set out in Exhibit B, the Assignor is not currently a party to any active disputes that would have a material adverse effect on the Marks. Save as set out in this Clause 2, the Assignor does not make any further guarantee, representation or warranty of any kind, either express or implied, in relation to the Marks.

3. At any time, and from time to time after the Completion Date, at the Assignee's request, the Assignor shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such other action, at the Assignee's expense (unless applicable laws specify or designate that the Assignor shall bear such costs or otherwise), as the Assignee may reasonably deem necessary or desirable in order to perfect or otherwise enable the transfer, conveyance and assignment to the Assignee and to confirm the Assignee's title to the Marks. The Assignor further agrees to assist the Assignee and to provide such reasonable cooperation and assistance to the Assignee, at the Assignee's expense (unless applicable laws specify or designate that the Assignor shall bear such costs or otherwise), as the Assignee may reasonably deem necessary and desirable in exercising and enforcing the Assignee's rights in the Marks.

4. After the Completion Date, the Assignor agrees to make no further use of the Marks or any mark confusingly similar thereto in the jurisdictions where the Marks are registered or where registration is pending, except as may be expressly authorised by the parties in writing, and the Assignor agrees to not challenge the Assignee's use or ownership, or the validity, of the Marks.

5. Goods and Services Tax

(a) The Consideration payable by the Assignee under this Agreement is exclusive of goods and services tax ("GST"), as the parties consider the assignment of the Marks to qualify as Transfer of Going Concern and thus out of the scope of GST. Should the assignment of all or some of the Marks under this Agreement finally result in a taxable supply based on the applicable GST laws and regulations, the Assignee and the Assignor agree that any GST chargeable on the Consideration based on valid tax invoice issued by the Assignor shall be borne by the Assignee and the Assignor on an equal basis, unless applicable laws specify or designate otherwise.

(b) If any tax authority, at any time, informs the Assignor in writing that it has determined that GST was due on the assignment of all or some of the Marks under this Agreement or if the Assignor assesses that GST should have been charged on the assignment of any Mark, the Assignor shall promptly deliver to the Assignee a proper tax invoice supporting the GST liability and the Assignee shall within 30 business days of the receipt of tax invoice pay to the Assignor such amount determined by the tax authority or assessed by the Assignor to be due in accordance with Clause 5(a) above.

6. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their successors and assigns, if any.

7. Miscellaneous.

(a) The SPA, this Agreement and its Exhibit A constitutes the entire agreement of the parties with regard to the subject matter hereof. No modifications of or additions to this Agreement shall have effect unless in writing and properly executed by both parties, making specific reference to this Agreement by date, parties, and subject matter.

(b) This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the Republic of Singapore.

(c) No one other than a party to this Agreement, their successors and permitted assignees, shall have any right under the Contracts (Rights of Third Parties) Act 2001 to enforce any of its terms.

(d) Each of the Assignor and the Assignee agrees that any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any dispute or claim relating to any non-contractual obligations arising out of or in connection with this Agreement) shall be referred to and finally resolved by arbitration in Singapore to the exclusion of the ordinary courts, in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC") for the time being in force which rules are deemed to be incorporated by reference in this Clause. The seat and venue of arbitration shall be in Singapore and the language of the arbitration shall be English. The arbitration tribunal shall consist of one arbitrator to be appointed by the President of the Court of Arbitration for the time being of the SIAC. The arbitral award made and granted by the arbitrators shall be final, binding and incontestable, may be enforced by the parties against the assets of the other party wherever those assets are located or may be found and may be used as a basis for judgement thereon in Singapore or elsewhere.

(e) This Agreement may be signed by each party separately, in which case attachment of all of the parties' signature pages to this Agreement shall constitute a fully-executed agreement.

(f) Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(g) The parties agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record. The parties further agree that they shall not dispute the validity, accuracy, legal effectiveness or authenticity or enforceability of this Agreement merely on the basis that this Agreement is executed by way of electronic signatures, and that such electronic record shall be final and conclusive of the parties' agreement of any relevant matter as set out in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorised representatives as of the day and year above written.

ASSIGNOR:		ASSIGNEE:

Maxeon Solar Pte. Ltd.		TCL Sunpower International Pte. Ltd.

By:	/s/ Dmitri Hu	By:	/z/ Zhou Bin

Name:	Dmitri Hu	Name:	Zhou Bin

Title:	Chief Financial Officer	Title:	Director

Exhibit A

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Exhibit B

Maxeon Active Disputes (as of                  2025)

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